Exhibit 99.2

2399 26th Avenue North

St. Petersburg, FL 33734

(727) 822-4411

FOR IMMEDIATE RELEASE	Contact: Harry Smith
Chief Operating Officer
Flanders Corporation
(252) 946-8081

Flanders Corporation Enters into Three-year Agreement with Harry L. Smith, Newly Appointed President and Chief Executive Officer

St. Petersburg, Florida, November 24, 2008 – Flanders Corporation (NASDAQ: FLDR) entered into a three-year employment agreement with Harry L. Smith, Jr., chief executive officer and president, commencing December 1, 2008. As announced on October 28, 2008, Flanders appointed Smith as president and CEO effective November 1, 2008.

Robert R. Amerson, chairman of the Flanders’ Board of Directors, stated, “Harry has been with Flanders for over 10 years and has worked in all aspects of the company. He was instrumental in growing the business, particularly in developing the commercial and industrial business, and has been pivotal in the turnaround we began implementing this year. We believe Harry is a key factor in achieving our goals of improved productivity and EBITDA growth.”

Smith commented, “I am dedicated to Flanders and excited to be leading and directing necessary changes during this turning point in our history to once again make this company great. This year, we have made tremendous efforts to reduce overhead, manage costs and strengthen our balance sheet. Looking to 2009, we are well positioned for further productivity enhancements, increased focus on our core competencies and pursuit of new product innovation.”

Smith, 38, has a long history in the air filtration industry, most recently, serving as chief operating officer since August 2007. He has worked at Flanders since 1997, holding roles of increasing responsibility including leading the Flanders’ direct offices; ARW –Wholesale Division; FSS-Filter Sales and Service; FFI-Flanders Filters, Inc.; CSC-Charcoal Services, Inc., and AirSeal Filter Housings, Inc. Smith received his Bachelor of Science degree in Business Administration from East Carolina University in 1992.

For further information on Flanders and its products, visit its web site at http://www.flanderscorp.com/ or contact Harry Smith at (252) 946-8081.

Safe Harbor Statement

The statements made in this press release regarding Flanders (i) turnaround implemented this year, (ii) achieving its goals of improved productivity and EBITDA growth, (iii) efforts to reduce overhead, manage costs and strengthen its balance sheet, (iv) being positioned to further productivity enhancements, focus on its core competencies and pursue new product innovation. Such statements are based on the current expectations and beliefs of the management of Flanders and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. For a more detailed discussion of risk factors that may affect Flanders' operations, please refer to the Company's Form 10-K for the year ended December 31, 2007, Form 10-Q for the periods ended March 31, 2008, June 30, 2008 and September 30, 2008. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such forward-looking statements, except as required by law.

About Flanders

Flanders is a leading air filtration products manufacturer. Flanders' products are utilized by many industries, including those associated with commercial and residential heating, ventilation and air conditioning systems, semiconductor manufacturing, ultra-pure materials, biotechnology, pharmaceuticals, synthetics, nuclear power and nuclear materials processing.